Exhibit 99.1

Dendrite Reports First Quarter Financial Results

Revenues of $103.1 million, up 4%, Driven by 25% Growth in Marketing Solutions Revenues

Bedminster, N.J., May 3, 2006 - Dendrite International, Inc. (NASDAQ: DRTE) today reported its financial results for the quarter ended March 31, 2006.

Revenues of $103.1 million for the first quarter were up 4% versus prior year. Excluding foreign currency movements, which adversely impact comparisons to prior year by approximately $3 million, or 3%, revenues increased by 7%. See Table 2 included with this press release and footnote (1) below for further information.

The Company reported its revenues consistent with the new categorization presented during its Analyst and Investor Day in February 2006. Sales solutions were $66.3 million in the first quarter of 2006, down 3% compared to $68.4 million in the first quarter of 2005. The primary driver of the decrease in revenues was reduced spending by the Company’s largest customer. Marketing solutions revenue increased 25% to $30.8 million from the prior year. This growth was led by strong performance in the US market, where the increased adoption of the Company’s persistency and compliance campaigns drove strong revenue growth. In Emerging solutions, strong growth of 40% in the compliance business was offset by a previously reported contraction in clinical revenues, resulting in an overall decline of 7% from the prior year to $6.0 million.

“We made good progress in several key areas this quarter,” stated Chairman and CEO John Bailye. “Within Sales solutions, if we exclude the negative impact of spending reductions from our largest customer, we saw good growth from the US business. Our European operations also signed several new SFA deals. In Marketing solutions,   I am pleased with the strong growth that came largely from new products and solutions we introduced into the marketplace. Our Compliance business continues to prosper and reinforces the value that Dendrite

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can provide to our clients across a broad spectrum of needs. All of this progress occurred in parallel with the Operational Effectiveness program we also commenced in the first quarter.”

Operating income in the first quarter 2006 was $0.8 million, compared to a loss of ($2.4) million in the first quarter of 2005. First quarter 2006 operating income included $1.4 million of compensation expense related to stock options and shares issued under the Company’s employee stock purchase plan as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123 (R)”), which was first effective for the Company as of January 1, 2006. First quarter 2005 operating income included $9.4 million of accounting charges that related to the rationalization of surplus facilities and severance. Excluding the impact of these items, first quarter 2006 adjusted operating income decreased approximately $4.7 million, to $2.3 million, compared to $6.9 million in first quarter 2005. See Table 2 included with this press release and footnote (1) below for further information.

Dendrite reported first quarter 2006 earnings per diluted share of $0.02, compared to a loss of ($0.03) per diluted share in the first quarter of 2005. First quarter 2005 earnings per diluted share included $0.13 of expense related to the rationalization of surplus facilities and severance. First quarter 2006 earnings per diluted share included a total of approximately $0.02 of compensation expense FAS 123 (R) related to stock options and shares issued under the employee stock purchase plan. Excluding the impact of each of these items, adjusted earnings per diluted share decreased $0.07, to $0.03 in the first quarter 2006 compared to $0.10 in the first quarter 2005. See Table 2 included with this press release and footnote (1) below for further information.

Stated President and Chief Operating Officer Joe Ripp, “As we indicated during our fourth quarter earnings call and February Analyst and Investor Day, our priority is to grow our revenue, while at the same time, improve our margins and see top-line growth translated to the bottom-line. We are taking the necessary actions to reduce costs while continuing to position the Company to capitalize on the opportunity presented by the evolving sales and marketing needs of the pharmaceutical industry.”

Dendrite also reported that its 2006 annual effective tax rate increased to 45.7%, compared to 38.5% in the first quarter of 2005 and a full year 2005 effective tax rate of 41.7%. The increase in the 2006 effective rate is primarily driven by a less favorable distribution of profits between low and high tax rate jurisdictions, the impact of FAS 123 (R), and increased permanent non-deductible items on a lower estimated pre-tax profit. In addition, Dendrite believes that its effective tax rate could increase as certain cost initiatives are executed.

Summary of Key Balance Sheet Items

Dendrite generated $13.8 million of cash from operations in the first quarter of 2006. This strong operating cash flow was driven by improvements in days sales outstanding (DSO) which decreased to 62 days from 67 days in the fourth quarter of 2005.

Dendrite ended the first quarter 2006 with $77.4 million in cash and cash equivalents.

Capital expenditures for the first quarter 2006 totaled $2.4 million.

Business Highlights

•      Increasing the Company’s global sales force effectiveness (SFE) base by approximately 3000 additional users, worldwide:

•      In the US, upgrading several emerging pharmaceutical companies to Mobile Intelligence™, the Company’s flagship, Microsoft’s® .NET based SFE solution that incorporates innovative and user-centered navigation that has been reengineered to mirror the workflow of the sales representative.

•      In Europe, adding over 1,000 new users across the region through new agreements, and completing the Company’s first successful Mobile Intelligence™ implementation with Valeant Pharmaceuticals GmbH, for three countries (Germany, Austria and Switzerland).

•      In Japan, signing an agreement with sanofi aventis KK to implement j-forceNET™ SFE solution for the company’s Japanese sales force, driving Dendrite’s Japanese market share to approximately 45%.

•      In China, signing an agreement with SINE Pharmaceutical Laboratories, the Company’s first Chinese-owned pharmaceutical customer in the country, to provide components of Dendrite’s SFE solution, j-forceNET - Express™ and j-force Analyzer™. The agreement with SINE reflects Dendrite’s strategy to expand its presence in the growing Asian market, at a time when China’s pharmaceutical market is experiencing tremendous growth.

•      Seeing a greater demand for the Company’s Marketing solutions across the globe with large, multi-channel, integrated programs to drive prescriber behavior and patient loyalty, including:

•      In the US, securing over 50 custom loyalty programs serving 42 distinct brands for 22 pharmaceutical companies, over the last 12 months.

•      Signing the first full-scale channel optimization program for a major US brand that integrates recently acquired Optas campaign management tool, with Dendrite’s marketing execution services and the client’s sales channel. The insights obtained through this program will enable the customer to develop the right combination of channels and messages to enhance prescriber communication effectiveness over time.

•      In Europe, continuing to experience the momentum established with PhysicianConnect™ in Q4, closing 28 new agreements in Q1 as customers in the region look for new ways to target prescribers that influence adoption.

•      In Japan, following success in Europe, the Company introduced a Marketing solutions suite tailored specifically to the local market.

•      Experiencing continued strong growth in Dendrite’s Sample and Compliance Division.

•      Increasing outsource agreements for the Company’s comprehensive sample management solutions, including Sample Guardian™, a solution that provides pharmaceutical companies with a flexible and cost-effective alternative to tracking, analyzing and storing all sampling activity in order to comply with Federal Drug Administration’s (FDA) Prescription Drug Marketing Act (PDMA) regulations.

•      Expanding the relationship with a top tier pharmaceutical company through a multi-year, full outsourcing compliance solutions agreement in the US.

•      Launching State Guardian™ and State Monitor™ to equip pharmaceutical companies with the tools and resources necessary to comply with the ever changing state regulatory environment, including state and federal promotional spend disclosure requirements.

Outlook

Dendrite confirmed its 2006 revenue outlook of approximately $437 to $463 million. Further, the Company confirmed its 2006 revenue outlook within its three revenue categories:  Sales solutions of approximately $270 to $285 million, Marketing solutions of approximately $142 to $148 million, and Emerging solutions of approximately $25 to $30 million.

“Our Company-wide Operational Effectiveness program is well under way and tracking according to plan,” stated EVP and CFO Jeff Bairstow. “We believe we have identified numerous opportunities to reduce expenses and we believe we are on track to achieve our cost reduction objectives. We plan to share further details during our second quarter earnings release and conference call regarding the timing of various actions and their expected impact to our bottom line,” Mr. Bairstow concluded.

To participate in Dendrite’s earnings call to be telecast on May 3, 2006 at 5 p.m. EDT, or to obtain replay information, please visit the Investors’ Highlights Section of our website at www.dendrite.com.

About Dendrite

Founded in 1986, Dendrite International (NASDAQ: DRTE) enables sales, marketing, clinical and compliance solutions for the global, pharmaceutical industry. The Company’s clients are located in more than 50 countries and include the world’s top 20 pharmaceutical companies. For more information, please visit www.dendrite.com.

Investor Relations

Christine Croft
908-443-4265
christine.croft@dendrite.com

Note: Dendrite is a registered trademark of Dendrite International, Inc.

(1)  NON-GAAP FINANCIAL MEASURES:

To supplement the Company’s financial results presented in accordance with U.S. Generally Accepted Accounting Principals (“GAAP”), the Company uses, and has included in this press release and attached unaudited financial tables, the following non-GAAP financial measures: adjusted operating income, adjusted net income (loss) per diluted share, and revenues excluding the impact of foreign currency fluctuations.

Prior to January 1, 2006, the Company accounted for stock-based compensation under Accounting Principles Board, Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In accordance with APB 25 the Company historically used the intrinsic value method to account for stock-based compensation expense. Under APB 25, stock options and shares issued under the Company’s employee stock purchase plan were not an expense for accounting purposes and, as a result, no  compensation expense is included in the 2005 reporting period related to these items. As of January 1, 2006, the Company accounts for stock-based compensation expense, including expense related to stock options and shares issued under the employee stock purchase program,  under the fair value method of Statement of Financial Accounting No. 123(R), “Shared-Based Payment” (“FAS 123(R)”). As the Company adopted the modified prospective  method, results for prior periods have not been restated under the fair value method for GAAP purposes.

Management has historically reviewed its operating performance using a number of metrics. In connection with the adoption of FAS 123(R) as of January 1, 2006, one measure which management is using to evaluate its operating results is to exclude compensation expense related to  stock options and shares issued under the employee stock purchase program in assessing period-to-period results, preparing its financial goals and internal budgets and forecasts, evaluating performance against targets and budget, assessing management performance and establishing employee incentive compensation, and comparing operating results against other companies. Management views this non-GAAP exclusion of these expenses as a supplement to facilitate internal planning, comparisons and performance assessments. Management also believes it provides investors an additional metric, consistent with what management uses internally, to analyze and evaluate our operating business. However, the non-GAAP financial measures which exclude compensation expense related to stock options and shares issued under the employee stock purchase plan should not be viewed as a substitute or replacement of GAAP, as these expenses are an essential part of the Company’s compensation program and under GAAP all forms of cash and non-cash compensation must be valued and included (and not excluded) in the Company’s results of operations. Also, stock options and the employee stock purchase plan are an important element of employee incentive compensation and are recurring. Management accounts for this exclusion of compensation expense related to stock options and shares issued under the employee stock purchase plan by regularly reviewing the amount of the excluded expense and its impact on its results of operations on a GAAP basis and by regularly reviewing its total cash and non-cash share-based compensation programs.

Management also uses the non-GAAP financial measure which excludes certain charges for surplus facilities and severance, in preparing its financial goals and internal budgets and operating plans, assessing management performance and determining, in part, management compensation, evaluating performance against targets and budget, assessing  performance over reporting periods,  and assessing operating performance against other companies. This information has also aided management and the Board of Directors in its decision-making and allocation of resources. A limitation of this financial measure is that some or all of such special charges represent actual cash outlays and, in addition, such measure does not reflect actual GAAP expense. Management compensates for this by clarifying that this is only one operating metric, is used for internal financial analysis and planning purposes and should not be considered in isolation, and by providing as part of its disclosure the corresponding GAAP financial measure as well as the detailed reconciliation.

The Company also discloses, and management internally monitors, the sales performance of international operations on a basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management uses this constant dollar measure because it believes that it enhances the assessment of the sales performance of its international operations and the comparability between reporting periods.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Also, these non-GAAP financial measures as disclosed by the Company may be calculated differently from similar measures disclosed by other companies. To ease the use and understanding of these non-GAAP financial measures, the Company has included the most directly comparable GAAP financial measures and a detailed reconciliation between the GAAP and non-GAAP financial measures.

FORWARD LOOKING INFORMATION:  This document contains forward-looking statements that may be identified by such forward-looking terminology as “expect,” “believe,” “anticipate,” “will,” “intend,” “plan,” “target,” “outlook,” “guidance,” and similar statements or variations. Such   forward-looking statements are based on our current expectations, estimates, assumptions and projections and involve significant risks and uncertainties, including risks which may result from our dependence on the pharmaceutical industry; fluctuations in quarterly revenues due to lengthy sales and implementation cycles for our products; our fixed expenses in relation to fluctuating revenues and variations in customers’ budget cycles; dependence on certain major customers; changes in demand for our products and services attributable to any weakness experienced in the  economy or mergers, acquisitions and consolidations in the pharmaceutical industry; successful and timely development and introduction of new products and versions; rapid technological changes; risks associated with foreign currency fluctuations as they affect our non-U.S. operations; increased competition; risks associated with our expanded international operations and our ability to adopt and respond successfully to the unique risks involved in our non-U.S. operations; risks associated with acquisitions; our ability to effectively manage our growth; the protection of our proprietary technology; our ability to compete in the Internet-related products and services market; the continued demand for Internet-related products and services; the ability of our third party vendors to respond to technological change; our ability to maintain our relationships with third-party vendors;  any difference between estimated and actual stock option expense; less favorable than anticipated results from strategic relationships or acquisitions; dependence of data solutions on strategic relationships; events which may affect the U.S. and world economies; and catastrophic events which could negatively affect our information technology infrastructure. Other important factors that should be reviewed and carefully considered are included in the Company’s 10-K under “Factors That May Affect Future Results” and its 10-Qs and other reports filed with the SEC. Actual results may differ materially. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in expectations or assumptions or other changes affecting such forward-looking statements, even if such results or changes make it clear that any such projected results will not be achieved. Any outlook and other forward-looking information is as of the date of this release only.  At any such time in the future as the Company may provide revenue, earnings and other outlook information, prior related outlook should no longer be considered current. Our outlook and other forward-looking information does not take into account or reflect any possible future acquisitions, dispositions or similar transactions which may occur.

TABLE 1

DENDRITE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended March 31,
	2006		%	2005	%	Change

Revenues:

Services & Technology:
Sales solutions	$66,340		64.3%	$68,354	68.7%	(3)%
Marketing solutions	30,795		29.9%	24,662	24.8%	25%
Emerging solutions	5,994		5.8%	6,431	6.5%	(7)%
Total revenues	103,129		100.0%	99,447	100.0%	4%

Operating Costs & Expenses:
Operating costs (including shipping)	59,751	(1)	57.9%	53,651	53.9%	11%
Selling, general and administrative	39,796	(2)	38.6%	35,788 (4)	36.0%	11%
Research and development	1,734	(3)	1.7%	1,818	1.8%	(5)%
Facility and other charges	—		0.0%	9,372 (5)	9.4%	(100)%
Amortization of acquired intangible assets	1,022		1.0%	1,250	1.3%	(18)%
Total operating costs & expenses	102,303		99.2%	101,879	102.4%	0%

Operating income (loss)	826		0.8%	(2,432)	(2.4)%	134%

Interest income, net	(454)		(0.4)%	(141)	(0.1)%	222%
Other income, net	(25)		0.0%	(23)	0.0%	9%

Income (loss) before income tax expense (benefit)	1,305		1.3%	(2,268)	(2.3)%	158%

Income tax expense (benefit)	596		0.6%	(873)	(0.9)%	168%

Net income (loss)	$709		0.7%	$(1,395)	(1.4)%	151%

Net income (loss) per share:
Basic	$0.02			$(0.03)		167%
Diluted	$0.02			$(0.03)		167%

Shares used in computing net income (loss) per share:
Basic	43,548			42,470
Diluted	44,279			42,470

(1)         Includes $139 of stock-based compensation expense from the adoption of FAS 123(R)

(2)         Includes $1,219 and $494 of stock-based compensation expense from the adoption of FAS 123(R) and restricted stock expense, respectively

(3)         Includes $69 of stock-based compensation expense from the adoption of FAS 123(R)

(4)         Includes $14 of restricted stock expense

(5)         Includes $7,649 of facility related charges and $1,723 of severance expense

TABLE 2

DENDRITE INTERNATIONAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (SEE NOTES)

THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	2006	2005	% Change

Total revenue - GAAP	$103,129	$99,447	4%

Impact of foreign exchange rates (1)	2,970	—

Total revenue - Adjusted	$106,099	$99,447	7%

	2006	2005
Operating income (loss) - GAAP	$826	$(2,432)

Stock option expense (2)	1,427	—
Surplus facility charges (3)	—	7,649
Severance charges (4)	—	1,723

Operating income - Adjusted	$2,253	$6,940

	2006	2005
Net income (loss) per share:
Diluted - GAAP	$0.02	$(0.03)

Stock option expense (2)	0.02	—
Surplus facility charges (3)	—	0.11
Severance charges (4)	—	0.02

Diluted - Adjusted	$0.03	$0.10

Note: 2006 EPS does not foot down due to the mathematical rounding of the individual calculations.

(1)         The impact of exchange rates are calculated by taking 2006 local currency revenue and applying the 2005 exchange rates for comparison purposes.

(2)         Prior to January 1, 2006, the Company accounted for stock-based compensation under Accounting Principles Board, Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”).  In accordance with APB 25, the Company historically used the intrinsic value method to account for stock-based compensation expense.  Under APB 25, stock options and shares issued under the Company’s employee stock purchase plan were not an expense for accounting purposes and, as a result, no compensation expense is included in the 2005 reporting period related to these items.  As of January 1, 2006, the Company accounts for stock-based compensation expense, including expense related to stock options and shares issued under the employee stock purchase program, under the fair value method of Statement of Financial Accounting No. 123(R), “Shared-Based Payment” (“FAS 123(R)”).  As the Company adopted the modified prospective method, results for prior periods have not been restated under the fair value method for GAAP purposes.

(3)         The surplus facility charges relates to vacating a New Jersey facility and for additional facilities vacated in previous periods due to changes in market conditions, as well as the write-off of leasehold improvements associated with the exit of our New Jersey facility.

(4)         The severance charges relates to the elimination of certain senior and mid-level management positions.

TABLE 3

DENDRITE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

(UNAUDITED)

	March 31,	December 31,
	2006	2005
Assets

Current Assets:
Cash and cash equivalents	$77,374	$66,145
Accounts receivable, net	71,089	80,167
Prepaid expenses and other current assets	8,852	8,544
Deferred income taxes	8,848	8,848
Total current assets	166,163	163,704

Property and equipment, net	51,429	52,592
Other assets	9,499	8,856
Goodwill	90,182	90,440
Intangible assets, net	23,785	24,638
Purchased capitalized software, net	293	445
Capitalized software development costs, net	10,270	10,341
Deferred income taxes	12,114	11,991
	$363,735	$363,007
Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$7,389	$7,677
Income taxes payable	9,298	9,518
Capital lease obligations	1,373	1,383
Accrued compensation and benefits	17,400	17,950
Accrued professional and consulting fees	6,990	5,690
Accrued facility and other charges	1,205	1,490
Other accrued expenses	16,473	17,468
Purchase accounting restructuring accrual	1,243	1,601
Deferred revenues	17,521	18,680
Total current liabilities	78,892	81,457

Capital lease obligations	1,234	1,648
Purchase accounting restructuring accrual	2,635	3,009
Accrued facility and other charges	3,988	4,143
Deferred rent	5,635	5,740
Other non-current liabilities	5,697	5,595

Stockholders’ Equity:
Preferred stock, no par value, 15,000,000 shares authorized, none issued	—	—
Common stock, no par value, 150,000,000 shares authorized, 46,467,805 and 46,353,252 shares issued; 43,606,502 and 43,491,949 shares outstanding at March 31, 2006 and December 31, 2005, respectively	148,699	149,947
Retained earnings	149,657	148,948
Deferred compensation	—	(4,419)
Accumulated other comprehensive loss	(965)	(1,324)
Less treasury stock, at cost	(31,737)	(31,737)

Total stockholders’ equity	265,654	261,415

	$363,735	$363,007

TABLE 4

DENDRITE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	Three Months Ended March 31,
	2006	2005
Operating activities:
Net income (loss)	$709	$(1,395)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,872	5,402
Write-off of property and equipment	—	1,030
Stock-based compensation	1,921	14
Deferred income taxes	(1)	(3,006)
Excess tax benefits from stock-based awards	(216)	—
Changes in assets and liabilities, net of effects from acquisitions:
Decrease in accounts receivable	9,471	1,492
(Increase) decrease in prepaid expenses and other current assets	(282)	779
Increase in other assets	(615)	(24)
Decrease in accounts payable and accrued expenses	(975)	(1,094)
(Decrease) increase in accrued facility and other charges	(440)	8,291
Decrease in purchase accounting restructuring accrual	(469)	(1,102)
Increase (decrease) in income taxes payable	5	(1,495)
Decrease in deferred revenue	(1,248)	(1,308)
Increase (decrease) in other non-current liabilities	94	(287)

Net cash provided by operating activities	13,826	7,297

Investing activities:
Acquisitions, net of cash acquired	—	(9,918)
Purchases of property and equipment	(2,353)	(7,887)
Additions to capitalized software development costs	(1,126)	(1,407)

Net cash used in investing activities	(3,479)	(19,212)

Financing activities:
Payments on capital lease obligations	(424)	(390)
Excess tax benefits from stock-based awards	216	—
Issuance of common stock	1,034	1,493

Net cash provided by financing activities	826	1,103

Effect of foreign exchange rate changes on cash	56	71

Net increase (decrease) in cash and cash equivalents	11,229	(10,741)
Cash and cash equivalents, beginning of year	66,145	64,020

Cash and cash equivalents, end of period	$77,374	$53,279